Exhibit 30
AMENDMENT AGREEMENT
dated as of 2 September 2025
to a Call Spread Transaction dated 20 August 2025

Between:
SOCIÉTÉ GÉNÉRALE, a company incorporated in accordance with the laws of France, with registered address at 29 Boulevard Haussmann, 75009 Paris, France, recorded with the Commercial Registry of Companies under number 552.120.222 and ADEME number FR231725_01YSGB (“Bank”). The company is duly represented by Olivier Buttier.
And:
ATLAS INVESTISSEMENT S.A.S. a company incorporated in accordance with the laws of France, with registered address at 16 rue de la Ville L'Evêque 75008 Paris, France, recorded with the "Registre du Commerce et des Sociétés" of Paris under number 908 070 188 (“Counterparty”). The company is duly represented by Anthony MAAREK.
1.1	This amendment agreement (“Amendment”) is made and entered into between Bank and Counterparty, hereinafter referred to individually as a “Party” and collectively the “Parties”.
1.2
Whereas Bank and Counterparty entered into Share Option Transaction on August 20th, 2025 (the “Transaction”), evidenced by a confirmation date August 20th, 2025 (the “Confirmation”) governed by an ISDA Master Agreement dated as of August 8th, 2025 (the “Master Agreement”), each as amended, supplemented or otherwise modified from time to time.

1.4	Whereas Bank and Counterparty desire to amend the Transaction.
Accordingly, in consideration of the mutual agreements contained in this Amendment the Parties agree as follows:
1.	Amendments to Transaction
1.1
Bank and Counterparty hereby agree that, upon execution of this Amendment by both Parties, with effect from the date hereof (the “Amendment Effective Date”), the Transaction is hereby amended as follows:

In the definition of "Initial Hedging Period" in Section 2 (General Terms) of the Confirmation, the words "10th Exchange Business Day" shall be deleted and replaced with "20th Exchange Business Day”.

2.	Consent
Pursuant to Section 6.1(d) of the Confirmation, Bank hereby consents that each confirmation of the Other Share Option Transactions be amended in the same terms provided in paragraph 1 of this Amendment.
3.	Continuity and further assurance
3.1	Continuing obligations
Except for any amendment to the Transaction and the Confirmation made pursuant to this Amendment, all terms and conditions of the Transaction, the Confirmation and the Master Agreement will continue in full force and effect in accordance with their provisions on the Amendment Effective Date hereof.
3.2	Further assurance
Party B shall at its own expense, do all acts and steps necessary or desirable to give effect to the amendments effected or to be effected by this letter.
4.	Representations
Counterparty repeats as of the date hereof the representations made to Bank in Sections 6.1(i) and 6.1(j) of the Confirmation provided that reference therein to "this Transaction" shall be deemed to be reference to this Amendment. Each party repeats as of the date hereof the representations by it to the other party in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(g) of the Agreement.
5.	Miscellaneous
(a)
Entire Agreement; Restatement. This Amendment constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Master Agreement.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts, each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)
Governing law & Jurisdiction. This Amendment and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law. The provisions of Clause 13(b) (Jurisdiction) of the Master Agreement shall apply to this Amendment as it applies to the Master Agreement.

Atlas Investissement S.A.S. - Société Générale – Call Spread (Tranche 2) – Amendment September 2025
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IN WITNESS whereof the Parties have executed this Amendment on the respective date specified below with effect from the Amendment Effective Date hereof.

ATLAS INVESTISSEMENT S.A.S.

By:	/s/ Anthony Maarek
Name: Anthony MAAREK
Title: Directeur Général

SOCIÉTÉ GÉNÉRALE

By:	/s/ Olivier Buttier
Name: Olivier Buttier
Title: Head of Strategic Transactions Group

Atlas Investissement S.A.S. - Société Générale – Call Spread (Tranche 2) – Amendment September 2025
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